Exhibit 99.9

FOR IMMEDIATE RELEASE

KNIGHT TRANSPORTATION, INC. ANNOUNCES SETTLEMENT AGREEMENT
WITH USA TRUCK, INC.

Settlement Resolves all Litigation Related to Knight’s Proposal to Acquire USA Truck

PHOENIX – February 4, 2014 – Knight Transportation, Inc. (NYSE: KNX)(“Knight”), one of North America’s largest and most diversified truckload transportation companies, announced today that it has entered into a settlement agreement with USA Truck, Inc. (NASDAQ: USAK) in connection with litigation arising from Knight’s previously announced proposal to acquire USA Truck.

Under the terms of the settlement agreement, USA Truck’s litigation against Knight will be dismissed, with prejudice, and, in connection with the settlement, Knight entered into standstill and voting agreements that extend through September 2014.

“Our agreement with USA Truck represents a positive outcome for our company, as it resolves all related litigation while preserving our flexibility with respect to our investment,” said Kevin Knight, Chairman and Chief Executive Officer of Knight.  “Knight Transportation may continue to own shares in USA Truck and, subject to the terms of the agreement, may consider its options in the future regarding that investment.  At this time, our focus is on leveraging our industry-leading operating efficiency to continue gaining market share and meeting the needs of our customers while considering other potentially value-enhancing external growth opportunities.”

The full terms of the standstill and voting agreements are included in an amendment to the Schedule 13D that Knight will file with respect to USA Truck with the Securities and Exchange Commission.

Evercore is acting as financial advisor to Knight and Fried, Frank, Harris, Shriver & Jacobson LLP is acting as Knight’s legal advisor.

Forward-Looking Statements
Some statements set forth in this press release contain forward-looking statements that are subject to change. Statements including words such as “believe”, “expect”, or similar words as well as statements in the future tense are forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual events or actual future results to differ materially from the expectations set forth in the forward-looking statements as a result of the factors identified from time-to-time in Knight’s filings with the Securities and Exchange Commission.  All forward-looking statements in this press release are qualified by these cautionary statements and are made only as of the date of this news release.

Contacts:
Knight Transportation, Inc.

David Jackson, 602-269-2000
President

Adam Miller, 602-269-2000
CFO